Exhibit 2.4

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is executed as of February 25, 2013 by and among AMERICAN HOMES 4 RENT, LLC, a Delaware limited liability company (“AH LLC”), AMERICAN HOMES 4 RENT, a Maryland real estate investment trust (the “Company”), AMERICAN HOMES 4 RENT, L.P., a Delaware limited partnership (the “OP”), and AH4R PROPERTIES HOLDINGS, LLC, a Delaware limited liability company and wholly-owned subsidiary of AH LLC (“AH Holdings”).

R E C I T A L S :

A. AH LLC currently owns all of the membership interests in AH Holdings. AH Holdings currently owns all of the membership interests in AH4R PROPERTIES, LLC, a Delaware limited liability company (“AH Properties”), which owns all of the membership interests in those certain entities listed on Exhibit A (each, a “Subsidiary Entity”, and collectively, the “Subsidiary Entities”). The Subsidiary Entities own the real properties listed on Exhibit B (each, a “Property”, and collectively, the “Properties”). The membership interests in AH Holdings are referred to herein as the “Membership Interests”.

B. On or before the Closing (as defined below), AH LLC will contribute and assign to the OP all of AH LLC’s right, title and interest in and to the Membership Interests, all as more particularly set forth herein.

C. AH LLC, either directly or through a Subsidiary Entity, is the contracting party in connection with those escrows and pending offers listed on Exhibit C (the “Existing Escrows”). To the extent that the Existing Escrows are assignable, AH LLC will assign, or cause the applicable Subsidiary Entity to assign, its interests in the Existing Escrows (including, without limitation, AH LLC’s, or the applicable Subsidiary Entity’s, interests in and to all security deposits previously made pursuant to the Existing Escrows) to the OP, and the OP will assume all obligations pursuant to the Existing Escrows. Concurrently with the Closing, the OP will reimburse AH LLC for all such assigned security deposits. The OP will then contribute and assign its interest in such Existing Escrows to one of its wholly-owned subsidiaries, AMERICAN HOMES 4 RENT PROPERTIES ONE, LLC, a Delaware limited liability company, AMERICAN HOMES 4 RENT PROPERTIES TWO, LLC, a Delaware limited liability company, AMERICAN HOMES 4 RENT PROPERTIES THREE, LLC, a Delaware limited liability company, or AMERICAN HOMES 4 RENT PROPERTIES FOUR, LLC, a Delaware limited liability company (each, a “Property Entity”, and collectively, the “Property Entities”), and upon any closings thereunder cause record title to any properties which are acquired pursuant to such assigned Existing Escrows to be vested in the name of the applicable Property Entity.

D. In addition, effective as of the Closing, (a) the Company and American Homes 4 Rent Advisor, LLC, a Delaware limited liability company, American Homes 4 Rent Acquisitions and Renovations, LLC, a Delaware limited liability company, and American Homes 4 Rent Capital Markets, LLC, a Delaware limited liability company, each of which are wholly-owned and controlled by AH LLC (collectively, the “Advisor”) will execute the Second Amendment to the Advisory Management Agreement dated concurrently herewith (the “Second Advisory Agreement Amendment”) in the form attached hereto as Exhibit D, amending that certain Advisory Management Agreement dated November 21, 2012 (the “Advisory Agreement”) and providing for a permanent reduction in the Management Fee (as defined in the Advisory Agreement) of $9,800,000 per year, and (b) the Company will execute the Second Amendment to Agreement of Limited Partnership of the OP, Designation of Series C Convertible Units dated concurrently herewith (the “Second OP Amendment”) in the form attached hereto as Exhibit E, amending the Agreement of Limited Partnership of the OP, as amended (the “OP Agreement”).

A G R E E M E N T :

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. AH LLC Contribution.

1.1. At the Closing, AH LLC shall contribute to the OP all of AH LLC’s right, title and interest in and to the Membership Interests. In exchange for AH LLC’s contribution of the Membership Interests, (a) the OP shall issue to AH LLC 31,085,974 Series C Convertible Units of the OP (the “Series C Units”), (b) the OP shall issue to the Company 634,408 common partnership units of the OP (the “OP Units”), and (c) the Company shall issue to AH LLC 634,408 Class B common shares of the Company, par value $0.01 per share (the “Common Shares”).

1.2. At the Closing, AH LLC shall also contribute to the OP all of AH LLC’s right, title and interest in and to the Existing Escrows (including, without limitation, AH LLC’s interests in and to all security deposits previously made pursuant to the Existing Escrows), to the extent the Existing Escrows are assignable, and the OP shall contribute said interest in and to the Existing Escrows to the applicable Property Entity. In exchange for AH LLC’s contribution of the Existing Escrows, the OP, or the applicable Property Entity, will reimburse AH LLC for all such security deposits in cash, assume all obligations under the Existing Escrows and upon any closings thereunder (i) cause record title to any properties which are acquired pursuant to such assigned Existing Escrows to be vested in the name of the applicable Property Entity, (ii) directly pay all costs of acquiring such properties (including, without limitation, the purchase price, transfer taxes and other closing costs), and (iii) pay AH LLC an acquisition fee in an amount equal to five percent (5%) of all of the foregoing costs, all in a manner consistent with that certain Agreement on Investment Opportunities dated November 21, 2012 (the “Investment Agreement”). To the extent that the Existing Escrows are not assignable, AH LLC, either directly or through the applicable Subsidiary Entity, will continue to perform its obligations under such Existing Escrows and upon any closings thereunder, (y) AH LLC will convey, or cause the applicable Subsidiary Entity to convey, all beneficial interests in the properties which are acquired pursuant to such Existing Escrows to the OP, which shall immediately thereafter transfer such beneficial interests in and to such properties to AH Holdings, which shall immediately thereafter transfer such beneficial interests in and to such properties to AH Properties and (z) AH LLC shall directly deed record title to such properties to AH Properties. Upon such conveyance to the OP of the properties which are acquired pursuant to such Existing Escrows, the OP shall reimburse, or shall cause the applicable Property Entity to reimburse, AH LLC for all costs of acquiring such properties (including, without limitation, the purchase price, transfer taxes and other closing costs), together with an acquisition fee in an amount equal to five percent (5%) of all of the foregoing costs, all in a manner consistent with the Investment Agreement.

1.3. The value of each of the Properties (collectively, the “Contributed Value”) is set forth on Exhibit B.

2. Closing.

2.1. Closing Date and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on February 28, 2013 (the “Closing Date”), at the principal offices of the Company. For convenience purposes, the actual assignment and assumption agreement conveying the Membership Interests and the actual assignment and assumption agreement conveying the Existing Escrows may be delivered prior to, or after, February 28, 2013, but the date of delivery of such agreements shall not affect the fact that February 28, 2013 is the effective date of the contribution of the beneficial interests thereof.

2.2. Closing Actions and Documents. At the Closing, the following events shall occur in the order specified below and the following closing documents shall be delivered by and to the parties specified below:

(a) an Assignment and Assumption of Membership Interests in the form of Exhibit F (the “Membership Assignment”) shall be executed and delivered by AH LLC and by the OP;

(b) an Assignment and Assumption of Existing Escrows, in the form customarily used in the applicable jurisdictions (the “Existing Escrow Assignment”), shall be executed and delivered by AH LLC and by the OP;

(c) the Second Advisory Agreement Amendment shall be executed and delivered by the Company and the Advisors;

(d) the Second OP Amendment shall be executed and delivered by the Company;

(e) an affidavit certifying that AH LLC is not a “foreign person” under the Foreign Investment in Real Property Tax Act shall be executed and delivered by AH LLC; and

(f) such other documents or items as may be reasonably required to effect the consummation of the transaction contemplated by this Agreement.

At the Closing, AH LLC and the OP shall cause the Membership Assignment and the Existing Escrow Assignment to be executed and delivered to each other.

The parties shall cause all of the foregoing actions under Section 2.2 to be deemed to have occurred on the Closing Date; however, copies of each of the executed documents shall be executed and delivered as soon as available after the Closing Date.

2.3. Costs. AH LLC shall directly pay for (a) all out of pocket costs incurred in connection with the transfer of the Membership Interests, including, but not limited to, any transfer taxes, recording fees, HOA transfer fees, registration fees, escrow and/or title fees and legal fees incurred by AH LLC and (b) all costs incurred in connection with the initial repair and renovation of the Properties prior to the initial leasing of the Properties following AH Parties’ acquisition thereof (the “Initial Renovations”). The Company shall directly pay for all costs incurred in connection with the Existing Escrows, including, but not limited to, any transfer taxes, recording fees, HOA transfer fees, registration fees, escrow and/or title fees, legal fees or brokerage, finder or advisory fees/commissions directly relating to the Existing Escrows and/or any costs incurred in connection with transferring the Existing Escrows, and all costs of the Company and the special committee of the board of trustees of the Company, including, but not limited to, any fees of its advisors Hogan Lovells US LLP, the Wolfson Law Firm, Robert A. Stanger & Co., Inc. and BDO USA, LLP. The provisions of this Section 2.3 shall survive the Closing.

3. Title Warranty. The Properties will indirectly be conveyed, via the assignment of the Membership Interests contemplated herein, subject to all matters of record or apparent, provided that in no event shall any of the Properties be subject to (a) any mortgages, deeds of trust or other monetary liens or encumbrances except for (i) non-delinquent real property taxes and assessments, which are a lien not yet due and payable, (ii) non-delinquent assessments pursuant to any covenants, conditions and restrictions or (iii) liens imposed by laws, such as carriers’, warehousemen’s and mechanics’ liens, and other similar liens arising in the ordinary course of business which secure payment of obligations arising in the ordinary course of business not more than 60 days past due, (b) any rights of first refusal or first offer, right of redemption or purchase options, (c) zoning laws and ordinances applicable to the Properties which are violated by the existing Improvements or present uses thereof or the transfer of the Properties, or (d) covenants, conditions and restrictions on title that prohibit leasing of any of the Properties.

4. Representations and Warranties.

4.1. Representations and Warranties of AH LLC. AH LLC hereby represents, warrants and covenants to the Company and the OP (as applicable) as follows as of the Effective Date and as of the Closing Date, which representations, warranties and covenants shall survive the Closing:

(a) Due Authorization. This Agreement has been duly authorized, executed and delivered by AH LLC and AH Holdings and constitutes the legal, valid and binding agreement of AH LLC and AH Holdings enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws affecting enforcement of creditors’ rights and to general principles of equity.

(b) Litigation and Default. (i) Neither AH LLC, AH Holdings, AH Properties nor any Subsidiary Entity (individually, an “AH Party” and collectively, the “AH Parties”) has been served with notice of any legal proceeding with respect to the Properties, except as set forth on Exhibit G, (ii) to AH LLC’s Knowledge, no legal proceeding has been threatened against any AH Party or against or with respect to any of the Properties, including, without limitation, any actual or threatened legal proceedings challenging the foreclosure process or otherwise pertaining to any lender liability, nor, to AH LLC’s Knowledge, is there any claim or grounds for any claim that might result in any legal proceeding, (iii) no AH Party nor any of the Properties is in material breach of any provisions of any Legal Requirement and (iv) to AH LLC’s Knowledge, no event has occurred that, with due notice or lapse of time or both, would constitute a material breach of any Legal Requirement on the part of any AH Party or any of the Properties, except for in each of (i), (ii), (iii) and (iv) a proceeding, breach or event that would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, a “Material Adverse Effect” means any circumstance, event, change or effect that, individually or in the aggregate: (A) is material and adverse to the condition (financial or otherwise), results of operations, business, assets or liabilities of AH Holdings (on a collective basis), it being agreed that any financial adverse effect in excess of $15 million shall be a Material Adverse Effect or (B) would materially impair the ability of AH LLC or AH Holdings to perform its duties and obligations under this Agreement, provided, however, that Material Adverse Effect shall not be deemed to include the impact of (1) changes or conditions (including, without limitation, changes in economic, financial market, credit market, regulatory or political conditions) affecting the United States or state economies, or the ownership and operation of residential properties, and which do not have a materially disproportionate impact on AH Holdings, as compared to similarly situated owners and operators of residential properties, or (2) actions or omissions of AH LLC or AH Holdings taken with the express prior written consent of the Company in contemplation of the transactions contemplated hereby.

(c) Organization and Good Standing of the AH Parties. Each AH Party (i) is a duly formed limited liability company validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each of the states in which they are required to be qualified, and (ii) has the requisite limited liability company power and authority to (A) carry on its business as now being conducted, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect and (B) execute, deliver and perform its obligations under this Agreement and the documents to be executed and delivered by each AH Party pursuant to this Agreement (to the extent it is a party thereto).

(d) No Conflict; Legal Compliance. (1) Neither the execution, delivery, nor performance of this Agreement by the AH Parties, nor any action or omission on the part of the AH Parties required pursuant hereto, nor the consummation of the transactions contemplated by this Agreement will (i) result in a breach or violation of, or constitute a default under, any Legal Requirement; (ii) result in a breach of any term or provision of the charter documents of any AH Party; or (iii) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument, indenture, lease or other material document to which any AH Party is a party or by which any of its properties is bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture, lease, or other material document or under any Legal Requirement, except, in the case of (i) or (iii), for such breaches, cancellations, terminations, acceleration, default or violation that would not reasonably be expected to result in a Material Adverse Effect; and (2) no AH Party is, or will be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement that has not already been given or obtained, except for such failure to give notice or obtain consent which would not reasonably be expected to result in a Material Adverse Effect.

(e) Insolvency. No AH Party has (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

(f) Title to Properties. Each applicable Subsidiary Entity has good and marketable title to each applicable Property as set forth on Exhibit B hereto, with the exception of those certain properties acquired in connection with judicial foreclosures sales (“Judicial Sale Properties”) wherein the applicable Subsidiary Entity acquired the equitable interest in such Judicial Sale Properties at the point of sale but is still awaiting judicial approval to obtain marketable title thereof. In the event that any sale of a Judicial Sale Property is disapproved and the purchase price paid by the applicable Subsidiary Entity is returned by the seller(s), then the applicable Subsidiary Entity shall be entitled to retain such returned purchase price and the number of Series C Units and Common Shares (in the ratio of 49/1) issued to AH LLC for such Judicial Sale Property equal to the difference between the value subscribed to such Judicial Sale Property on Exhibit B and the amount of cash returned by the seller(s) for such disapproved sale divided by $15.50 shall be cancelled.

(g) Ownership of the Membership Interests. Immediately following the Closing, the OP shall have ownership of the Membership Interests, free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements, and encumbrances of any nature whatsoever, other than those imposed by law, or contemplated by this Agreement or those that result from action by the OP.

(h) Eminent Domain and Impositions. To the Knowledge of AH LLC, there are no existing or proposed or contemplated eminent domain proceedings that would affect any of the Properties. There are no delinquent assessments relating to the Properties for public improvements, including, without limitation, those for construction of sewer and water lines and mains, street lights, streets, sidewalks and curbs.

(i) Agreements. Except as provided in subparagraph 4.1(f) above with respect to Judicial Sale Properties and except for the Property Specific Exceptions and the leases on the Properties (the “Leases”), and any management agreements or other contracts disclosed on Exhibit H, (1) to the Knowledge of AH LLC, there are no agreements, contracts, documents, easements, restrictions or covenants specifically related to any of the Properties which are reasonably anticipated to have a Material Adverse Effect, (2) to the Knowledge of AH LLC, no agreements, contracts, documents, easements, restrictions or covenants relating to, or in any way affecting, the Properties will prevent AH Holdings, either directly or through ownership and control of the Subsidiary Entities, from leasing, operating or disposing of the applicable Property in a commercially reasonable manner, (3) no AH Party has entered into any agreement, contract, document, restriction or covenant that could materially and adversely affect the use, rental, operation or enjoyment of any of the Properties, and (4) none of the Properties is subject to any restrictions relating to affordability or age restrictions (such as senior housing). Without limiting the foregoing, neither the OP, AH Holdings, AH Properties nor any Subsidiary Entity will be liable for any amounts payable under any management or leasing agreement entered into by AH LLC, AH Holdings, AH Properties or any Subsidiary Entity prior to the Closing and relating to the Properties, other than those management fees, if any, payable to American Homes 4 Rent Management Holdings, LLC (“Property Manager”) accruing under that certain Property Management Agreement dated November 21, 2012 between the OP and Property Manager (the “Property Management Agreement” and together with the Investment Agreement and the Advisory Agreement, collectively, the “Current Agreements”) after the transfer of the Membership Interests to the OP.

(j) No Defaults under Agreements. None of the AH Parties, nor, to the Knowledge of AH LLC, any other party to any material agreement affecting the Properties (including, without limitation, any of the covenants, conditions, restrictions, right-of-way or easements constituting one or more of the Property Specific Exceptions), has given to the AH Parties or, to the Knowledge of AH LLC, received any notice of any uncured default with respect to any material agreement affecting the Properties which would have a Material Adverse Effect, and, no event has occurred or, to the Knowledge of AH LLC, is threatened, which through the passage of time or the giving of notice, or both, would constitute a default thereunder which would have a Material Adverse Effect. Such agreements are valid and binding and in full force and effect, have not been amended, modified or supplemented since such time as such agreements were made available to the Company and/or the OP, except for such amendments, modifications and supplements delivered or made available to the Company and/or the OP.

(k) Leases. True and complete copies of all Leases have been made available to the OP; such Leases are in full force and effect; and no AH Party has received any written notice that it is in default of any of its obligations under such Leases beyond any applicable grace period which has not been cured.

(l) No Options to Purchase. There exist no options, rights of first offer, rights of first refusal or any other form of right or option to purchase any of the Properties.

(m) Improvements. Prior to the Effective Date, excluding those Properties which were occupied and continued to be occupied by the same tenant before and after the foreclosure sale, AH LLC, AH Holdings, AH Properties or the applicable Subsidiary Entity has, at its sole cost and expense, performed, in a good and workmanlike manner and in accordance with applicable Laws (including, obtaining any required permits), the maintenance, repairs, replacements and capital expenditures to the Properties performed through the date of transfer. All amounts owing to any contractors, engineers, consultants, architects and other persons providing services and materials to any AH Party in connection with such work on the Properties have been paid in full or will be paid in full by AH LLC or by the applicable Subsidiary Entity prior to delinquency. Notwithstanding the foregoing, to the extent that any maintenance, repair, replacement or capital expenditure is required to be performed with respect to any of the Properties as of the Closing in order for such Property to be in a condition reasonably required in order to offer such Property for lease, then AH LLC covenants to promptly make such repairs at its sole cost (and AH LLC expressly reserves a license to enter upon such Property for such purpose after the Closing); provided, however, AH LLC’s obligation to so perform and pay for such Initial Renovations shall only apply to work performed prior to the initial leasing of the Properties following AH Parties’ acquisition thereof. In the event that AH LLC shall fail to pay any amounts owing or costs in accordance with the foregoing, and the OP pays such costs, then such number of Series C Units and Common Shares (in the ratio of 49/1) issued to AH LLC pursuant to this Agreement equal to such amounts owing and costs divided by $15.50 shall be cancelled.

(n) Compliance with Laws. The AH Parties have not received written notice of any material violation of, and to AH LLC’s Knowledge, none of the Properties violates in any material manner, any Laws affecting any of the Properties that remains uncured, and the AH Parties have not received written notice of, and to AH LLC’s Knowledge, AH LLC is not aware of any basis for, any revocation or threatened revocation of any license or permit.

(o) Exhibit B. Each listed address of the Properties set forth on Exhibit B is true and correct in all material respects.

(p) Hazardous Materials. To AH LLC’s Knowledge, no Person has used, generated, manufactured, stored or disposed any Hazardous Substances in, at, on, under or about the Properties or transported any Hazardous Substance to or from the Properties in violation of applicable laws. To AH LLC’s Knowledge, (a) the Properties are not in violation, nor have been or are currently under investigation for violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker health and safety, or to the environmental conditions in, at, on, under or about the Properties, including, but not limited to, soil or groundwater conditions, (b) the Properties have not been subject to, and are not within 2,000 feet of, a deposit of any Hazardous Substance other than facilities normal for residential neighborhoods, (c) there has been no discharge, migration or release of any Hazardous Substance from, into, on, under or about the Properties, and (d) there is not now, nor has there ever been on or in the Properties underground storage tanks or surface impoundments, any asbestos-containing materials or any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other equipment.

(q) Brokers, Finders and Advisors. Neither AH LLC, AH Holdings nor AH Properties has entered into any agreement resulting in the Company or the OP having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement for any brokerage, finder or advisory fees or charges of any kind whatsoever, other than the Current Agreements and in connection with the Existing Escrows, which is addressed in Section 2.3 above.

(r) Foreign Asset Control. To AH LLC’s Knowledge, none of the AH Parties nor any of their affiliates or constituents is a Person that: (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. Neither the AH Parties nor any of their affiliates or constituents engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. The AH Parties are in compliance with the Patriot Act. The AH Parties have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws, including the requirement that (A) no Person who owns any direct or indirect interest in the AH Parties is a Designated Person; and (B) funds invested directly or indirectly in the AH Parties are derived from legal sources.

(s) Monetary Liens and Encumbrances. Other than as permitted by Section 3 of this Agreement, there are no taxes, assessments, mortgages, deeds of trust, mechanics’ liens or other monetary liens affecting the Properties.

(t) Representations as to Issuance of Common Shares and Series C Units.

(1) AH LLC understands that the Common Shares and the Series C Units, as applicable, being issued hereunder have not been registered under the Securities Act, or under applicable state securities laws (“Blue Sky Laws”), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such Common Shares and Series C Units subsequently are so registered or qualify for exemption from registration under the Securities Act and Blue Sky Laws, and that the certificates representing such Common Shares and Series C Units, if any, shall bear a legend noting such restrictions as described in Section 20 hereof.

(2) The Common Shares and/or Series C Units, as applicable, being acquired by AH LLC hereunder are being acquired under this Agreement by AH LLC in good faith solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act, and that the Common Shares and/or Series C Units, as applicable, shall not be disposed of by AH LLC in contravention of the Securities Act or any applicable Blue Sky Laws.

(3) AH LLC has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Common Shares and/or Series C Units, and it understands and is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in such Common Shares and/or Series C Units).

(4) AH LLC is personally and directly familiar with business that is conducted and is intended to be conducted by the OP, the Company and AH Holdings, including financial matters related to such business, has been given the opportunity to ask questions of, and receive answers from, the general partner of the OP, the trustees of the Company, and the manager of AH Holdings concerning the business and financial affairs of the OP, the Company and AH Holdings, and the terms and conditions of its acquisition of such Common Shares and Series C Units, and has had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing).

(5) AH LLC has had an opportunity, to the full extent it deemed necessary or desirable, to inform its legal and/or financial advisers of the terms, nature and risks of investing in the Common Shares and Series C Units at this time, and to consult with them as appropriate about the investment.

(6) AH LLC is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(u) Tax Representations.

(1) AH Holdings is and has been since its formation treated as a partnership or an entity disregarded as an entity separate from its owner for U.S. federal income tax purposes. AH Holdings has not made an election to be treated as an association taxable as a corporation.

(2) AH Holdings has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it with a governmental authority (after giving effect to any filing extension properly granted by a governmental authority having authority to do so). All such tax returns and reports are accurate and complete in all material respects, and AH Holdings has paid (or had paid on its behalf) all taxes shown thereon as owing. No deficiencies for any taxes have been proposed, asserted or assessed in writing against AH Holdings, and no requests for waivers of the time to assess any such taxes are pending.

(3) There are no liens for taxes (other than statutory liens for taxes not yet due and payable) upon any of the assets of AH Holdings.

(4) There are no pending or threatened audits, assessments or other actions with respect to taxes of AH Holdings, or any matters under discussion with any tax authority with respect to taxes that are likely to result in an additional liability for taxes with respect to AH Holdings.

4.2. Representations, Warranties and Agreements of the Company and the OP. Each of the Company and the OP hereby represents and warrants to AH LLC as follows, as of the Effective Date:

(a) Organization. Each of the Company and the OP have the full power and authority to execute, deliver and perform its obligations under this Agreement and the documents to be executed and delivered by the Company and the OP pursuant to this Agreement.

(b) Due Authorization. This Agreement has been duly authorized, executed and delivered by the Company and the OP, and constitutes the legal, valid and binding agreement of the Company and the OP enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws affecting enforcement of creditors’ rights and to general principles of equity.

(c) No Conflict. (1) Neither the execution, delivery, nor performance of this Agreement by the Company or the OP, nor any action or omission on the part of the Company or the OP required pursuant hereto, nor the consummation of the transactions contemplated by this Agreement will (i) result in a breach or violation of, or constitute a default under, any Legal Requirement; (ii) result in a breach of any term or provision of the charter documents of the Company or the OP or result in the breach of any term or provision thereof; or (iii) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument, indenture, lease or other material document to which the Company or the OP is a party or by which any of the properties of the Company or the OP is bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture, lease, or other material document or under any Legal Requirement, except, in the case of (i) or (iii), for such breaches, cancellations, terminations, acceleration, breach or violation that would not reasonably be expected to result in a Material Adverse Effect (as defined above with references to AH LLC being deemed to be references to each of the Company and the OP for purposes of this paragraph); and (2) neither the Company nor the OP is, nor will be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement which has not already been given or obtained, except for such failure to give notice or obtain consent which would not reasonably be expected to result in a Material Adverse Effect.

(d) Brokers, Finders and Advisors. Neither the Company nor the OP has entered into any agreement resulting in any of the AH Parties having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company or the OP for any brokerage, finder or advisory fees or charges of any kind whatsoever.

(e) Title to Common Shares. Upon AH LLC’s transfer of the Membership Interests, and delivery by the Company to AH LLC of the certificates for the Common Shares which AH LLC is acquiring under this Agreement, (i) the Common Shares to be issued at the Closing will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, and (ii) AH LLC will acquire the Common Shares free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements, and encumbrances of any nature whatsoever, other than those imposed by law, or contemplated by this Agreement or those that result from action by AH LLC.

(f) Title to Series C Units. Upon AH LLC’s transfer of the Membership Interests, and execution by the Company of the Second OP Amendment, AH LLC will become the holder of the Series C Units which AH LLC is acquiring under this Agreement, and AH LLC will acquire the Series C Units free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements, and encumbrances of any nature whatsoever, other than those imposed by law, or contemplated by this Agreement, the OP Agreement, the Second OP Amendment, or those that result from action by AH LLC.

5. Prorations. All monthly rents and other monthly income from the Properties, real estate and personal property ad valorem taxes, and other recurring operating expenses of the Properties (collectively, the “Proration Items”) shall be prorated on the basis of actual days elapsed as of 11:59 p.m. on the day prior to the Closing:

(a) Generally. Those items for which actual bills are not available at the Closing, shall be prorated based upon good faith estimates using bills from the previous month or year, as applicable, or, in the case of ad valorem taxes, the most recent tax rate and assessed value, and shall be the subject of a post-closing adjustment 90 days after the Closing, or as soon thereafter as the precise amounts can be ascertained. Once all applicable amounts have been ascertained, AH LLC shall prepare and deliver a final statement of prorations to the Company. No prorations will be made in relation to any AH Parties’ existing financing, all of which shall be the responsibility solely of AH LLC.

(b) Lease Rentals; Security Deposits. All non-delinquent rents, charges and revenue of any kind relating to the Properties shall be prorated as of the Closing. No proration will be made with respect to any delinquent rents not received as of the Closing. All delinquent rents as of the Closing received by the Company or the OP after the Closing, will be applied (i) first, to current rent and other amounts then due and payable under the applicable Lease, (ii) then to delinquent rent due for periods after the month of the Closing, and (iii) then to delinquent rent due for periods prior to the month of the Closing (with such amounts being paid to AH LLC). In addition, AH LLC shall transfer to the account of the OP any security deposits for which AH LLC, or its applicable subsidiaries, is liable under the Leases (to the extent such security deposits have not been applied against delinquent rents).

(c) Operating Expenses. All insurance premiums, utility bills, management fees and other recurring monthly operating expenses (including, without limitation, homeowners association assessments, dues and fees) that are not paid by tenants under Leases directly shall be prorated as of the Closing.

(d) Proration Payments. If the statement of prorations prepared by AH LLC and submitted to the Company reflects a payment to the Company, AH LLC shall pay such amount to the Company within 90 days following the Closing. If such statement of prorations reflects a payment to AH LLC, the Company shall pay such amount to AH LLC within 90 days following the Closing.

6. Indemnification and Claims.

6.1. Indemnification.

(a) Subject to the other provisions of this Section 6, AH LLC shall indemnify, defend and hold harmless each of the Company and the OP and each of their respective officers, directors, board members, trustees, members, partners, employees, agents, consultants, attorneys, advisors, successors and assigns from and against any and all costs and expenses (including reasonable attorney’s fees), suits, proceedings, judgments, settlements, fines, losses, claims, liabilities, interest, awards, penalties, demands, assessments and damages (collectively, “Claims/Damages”) to the extent relating to or arising out of (i) any breach of any representation or warranty made by AH LLC in this Agreement, (ii) a breach of, or a failure to perform, any covenant, agreement or undertaking, made by or on behalf of AH LLC under this Agreement, and (iii) any action, proceeding or claim arising out of any irregularity in the foreclosure sale, any bankruptcy or creditor rights or any applicable law relating to foreclosure, bankruptcy or creditor rights which may deprive, divest or relinquish the Company’s or the OP’s interest in the Properties. Subject to the other provisions of this Section 6, the Company and the OP shall indemnify, defend and hold harmless each of AH LLC and its officers, directors, board members, trustees, members, partners, employees, agents, consultants, attorneys, advisors, successors and assigns from and against any and all Claims/Damages to the extent relating to or arising out of (i) any breach of any representation or warranty made by the Company or the OP in this Agreement, and (ii) a breach of, or a failure to perform, any covenant, agreement or undertaking, made by or on behalf of the Company or the OP under this Agreement. For purposes of the foregoing indemnification only, the $15 million threshold for financial effects included in the definition of Material Adverse Effect shall be reduced to $1 million.

(b) For purposes of this Agreement, any amounts actually recovered from third parties, including amounts actually recovered under insurance policies, shall be considered when determining the Claims/Damages incurred by an indemnified party. Any indemnified party having a claim under these indemnification provisions shall cooperate with the indemnifying party to recover any amounts from third parties so as to reduce the amount of any Claims/Damages hereunder. Notwithstanding anything to the contrary contained herein, in no event shall the foregoing agreement to indemnify include any liability for consequential, speculative or punitive damages.

6.2. Claims. If an indemnified party intends to seek indemnification pursuant to this Section 6, such indemnified party shall promptly provide written notice to the party from whom indemnification is being sought describing such claim in reasonable detail; provided that the failure to provide such notice shall not affect the obligations of the indemnifying party.

7. Breach; Remedies. In addition to and not in lieu of the indemnification provided in Section 6, upon the occurrence of a breach hereunder, the parties shall have all rights and remedies at law or in equity, including, without limitation, the Company and the OP shall have the right to specifically enforce AH LLC’s obligation to assign the Membership Interests to the OP. Notwithstanding anything to the contrary contained herein, in no event shall any party hereto have any liability hereunder with respect to consequential, speculative or punitive damages, and each party hereby expressly waives any right to pursue consequential, speculative or punitive damages.

8. Notices. All notices, demands and requests hereunder shall be in writing and shall be deemed to have been properly given if (a) hand delivered; (b) sent by reputable overnight courier service; or (c) sent by United States registered or certified mail, postage prepaid, addressed to the parties at the respective addresses set forth below, or at such other address as any of the parties may from time to time designate by written notice given as herein required. Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-business day, then such notice or communication so made shall be deemed effective on the first business day after the day of actual delivery. All such notices shall be addressed as follows:

If to the Company:	American Homes 4 Rent
22917 Pacific Coast Highway, Suite 300
Malibu, California 90265
Attention: Lead Independent Director

With a cc to:	Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW
Washington, DC 20004
Attention: James Showen

If to the OP:	American Homes 4 Rent, L.P.
22917 Pacific Coast Highway, Suite 300 Malibu, California 90265
Attention: Lead Independent Director

With a cc to:	Hogan Lovells US LLP
Columbia Square 555 Thirteenth Street, NW
Washington, DC 20004
Attention: James Showen

If to AH Holdings:	AH4R Properties Holdings, LLC
22917 Pacific Coast Highway, Suite 300 Malibu, California 90265
Attention: General Counsel

If to AH LLC:	American Homes 4 Rent, LLC
22917 Pacific Coast Highway, Suite 300
Malibu, California 90265
Attention: General Counsel

9. Entire Agreement; Amendments. This Agreement (together with any exhibits and schedules) contains or will contain the entire agreement among the parties with respect to the transfer of the Membership Interests by AH LLC to the OP, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings between the parties. This Agreement may be amended, changed, terminated or modified only by agreement in writing signed by all of the parties.

10. Successors and Assigns. The covenants, agreements, rights and options contained in this Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, successors and assigns of the parties hereto and all Persons or entities claiming by, through or under any of them.

11. Further Documents. Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate and carry out the transactions contemplated herein.

12. Governing Law. To the maximum extent permitted by law, this Agreement shall be governed by, construed and enforced in accordance with internal law, and not the law pertaining to conflicts or choice of law, of the State of Maryland.

13. Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one agreement.

14. Legal Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder, then in that event, the prevailing party in such action or dispute shall be entitled to have and recover of and from the other party all costs and expenses of suit, including actual attorneys’ fees. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys’ fees, costs and expenses incurred in (i) post judgment motions, (ii) contempt proceeding, (iii) garnishment, levy, and debtor and third party examination, (iv) discovery, and (v) bankruptcy litigation.

15. Construction of Agreement. No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

16. No Waiver. A waiver by either party hereto of a breach of any of the covenants or agreements in this Agreement to be performed by the other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions of this Agreement.

17. Severability. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by law.

18. Headings. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to sections and exhibits are to sections and exhibits of this Agreement, unless otherwise indicated.

19. Survival. All covenants and agreements contained herein to be performed after the Closing, and all representations, warranties and indemnities, shall survive the Closing for a period of twelve (12) months after the Closing.

20. Legends. All certificates representing the Common Shares, Series C Units and OP Units to be issued at the Closing shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND REGULATIONS PROMULGATED THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT. THE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:	AMERICAN HOMES 4 RENT, a Maryland real estate investment trust

	By:		/s/ Matthew J. Hart
Name: Matthew J. Hart
Title: Chairman of the Special Committee of the Board of Trustees

OP:	AMERICAN HOMES 4 RENT, L.P., a Delaware limited partnership

	By:		American Homes 4 Rent, a Maryland real estate investment trust, its General Partner

		By:	/s/ Matthew J. Hart
Name: Matthew J. Hart
Title: Chairman of the Special Committee of the Board of Trustees

AH Holdings:	AH4R PROPERTIES HOLDINGS, LLC, a Delaware limited liability company

	By:		/s/ Sara Vogt-Lowell
Name: Sara Vogt-Lowell
Title: Sr. Vice President

AH LLC:	AMERICAN HOMES 4 RENT, LLC, a Delaware limited liability company

	By:		/s/ Sara Vogt-Lowell
Name: Sara Vogt-Lowell
Title: Sr. Vice President

CERTAIN DEFINITIONS

1. “Anti-Terrorism Law” means each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Law now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.

2. “Designated Person” means any Person who (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation; (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s), or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner who violates of Section 2 of the Executive Order; or (c) (i) is an agency of the government of a country; (ii) is an organization controlled by a country; or (iii) is a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.

3. “Executive Order” means Executive Order No. 13224 on Terrorist Financings:—Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order No. 132684, as so amended.

4. “Governmental Authority(ies)” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

5. “Hazardous Substances” means collectively, but only as such items are defined as of the Effective Date, (i) those substances included within the definitions of or identified as solid wastes, special wastes, hazardous chemicals, hazardous waste, hazardous substances, hazardous materials, toxic substances or similar terms in or pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.) (“CERCLA”), Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901, et seq.) (“RCRA”), the Occupational, Safety and Health Act of 1970 (29 U.S.C. § 651, et seq.) (“OSHA”), the Hazardous Materials and Transportation Act (49 U.S.C. § 1801, et seq.) (“HMTA”), Clean Water Act, 33 U.S.C. § 1321, et seq., or Clean Air Act (42 U.S.C. § 7401, et seq.), all as amended prior to the Effective Date, and all regulations promulgated pursuant to such laws prior to the Effective Date, (ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto enacted prior to the Effective Date) or by the EPA as hazardous substances (40 CFR Part 302 and amendments thereto), (iii) any material, waste or substance which is or contains petroleum or petroleum related products, including, without limitation, crude oil or any fraction thereof, natural gas, synthetic gas usable for fuel or any mixture thereof, asbestos or asbestos containing materials, polychlorinated biphenyls, flammable explosives, radioactive materials or (iv) such other substances, materials and wastes, which are, as of the Effective Date, regulated or classified as a hazardous, toxic, solid or a special waste, under any federal, state, county, municipal or other local environmental laws now in effect.

6. “Knowledge” means the actual knowledge of B. Wayne Hughes, David Singelyn, Jack Corrigan, Peter Nelson and David Goldberg, without any duty of independent investigation.

7. “Law(s)” means all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, decrees, policies, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.

8. “Legal Requirement(s)” means any and all judicial decisions, orders, injunctions, writs, statutes, laws, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority.

9. “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).

10. “Person(s)” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

11. “Property Specific Exceptions” means those title matters relating specifically to the Properties which are not prohibited pursuant to Section 4 of the Agreement.

LIST OF EXHIBITS

A.	Subsidiary Entities
B.	Properties
C.	Existing Escrows
D.	Form of Second Advisory Agreement Amendment
E.	Form of Second OP Amendment
F.	Form of Membership Assignment
G.	Litigation
H.	Contracts